UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2020 (June 25, 2020)

CELSION CORPORATION

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CLSN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.02	Termination of a Material Definitive Agreement

On June 1, 2020, Celsion Corporation (the “Company”) filed a Current Report on Form 8-K announcing that it had entered into a loan agreement with Silicon Valley Bank (the “PPP Loan”), pursuant to the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act. The Company received proceeds of $692,530 under the PPP Loan which, as previously disclosed, was guaranteed by the U.S. Small Business Administration and evidenced by a promissory note of the Company dated May 26, 2020 (the “Note”). Pursuant to the terms of the Note, it may be prepaid in part or in full, at any time, without penalty.

On June 22, 2020, as disclosed in the Company’s Current Report on Form 8-K filed on the same date, the Company commenced an offering of 2,666,667 shares of its common stock (the “Offering”), which Offering closed on June 24, 2020. The Company received net proceeds of approximately $9.1 million from the Offering, after deducting the underwriting discount and estimated offering expenses payable by the Company. In light of the proceeds received from the Offering, on June 25, 2020, the Company elected to repay the PPP Loan in full, terminating all obligations of the Company under the Note. The foregoing description of the Note is qualified in its entirety by reference to the full text of the Note, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three-month period ending June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Dated: June 26, 2020	By:	/s/ Jeffrey W. Church
Jeffrey W. Church
Executive Vice President and Chief Financial Officer